UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 7, 2024
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BANDWIDTH INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-38285	56-2242657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2230 Bandmate Way
Raleigh, NC 27607
(Address of principal executive offices) (Zip Code)
(800) 808-5150
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	BAND	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 1, 2024, Bandwidth Inc. (the “Company”) entered into an amendment (the “Credit Agreement Amendment”) to the credit agreement (as amended, the “Credit Agreement”) among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, swingline lender and letters of credit issuer, with BofA Securities, Inc. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners. Effective as of May 1, 2024, the Credit Agreement was amended to:
•increase the aggregate revolving credit commitments from $50.0 million to $100.0 million;
•increase the swingline sublimit from $5.0 million to $10.0 million;
•increase from $75.0 million to $82.5 million the minimum liquidity (which includes the amount of undrawn borrowing commitments available under the Credit Agreement) the Company is required to maintain, tested (a) as of the end of any fiscal quarter and (b) as of each incurrence of certain actions in reliance on negative covenant baskets that are subject to a minimum liquidity condition; and
•extend the maturity date to the earlier of May 1, 2029 (previously August 1, 2028) or the date that is 91 days prior to the scheduled maturity date or mandatory conversion date of any of the Company’s outstanding convertible notes.
Except as described above, the terms of any loans under the Credit Agreement are unmodified and remain in full force and effect.
This summary of the Credit Agreement Amendment is qualified in its entirety by reference to the full text of the First Amendment to Credit Agreement, dated as of May 1, 2024, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2024.

Item 2.02 Results of Operations and Financial Condition.
On May 7, 2024, the Company issued a press release reporting its financial results for the first quarter ended March 31, 2024. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished with this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 6, 2024, Anthony F. Bartolo informed the Company that he has decided to resign his position as Chief Operating Officer of Bandwidth, following a transition period. Mr. Bartolo’s resignation is not due to any disagreement with Bandwidth, its board of directors or management, or any matter relating to Bandwidth’s operations, policies or practices.

Item 8.01 Other Events.
On May 7, 2024, the Company announced that it has entered into separate, privately negotiated repurchase agreements with a limited number of holders of its 0.250% Convertible Senior Notes due 2026 (the “Notes”) to repurchase (the “Repurchases”) approximately $140.0 million aggregate principal amount of the Notes for approximately $127.5 million, excluding customary transaction fees.
The repurchase price payable by Bandwidth will be paid in cash.

The Company has previously entered into capped call transactions with certain financial institutions in connection with the Notes. All of these transactions are expected to remain in effect notwithstanding the Repurchases.
The Repurchases are expected to close on May 9, 2024, subject to the satisfaction of customary closing conditions. Following the Repurchases, approximately $35.0 million principal amount of the Notes will remain outstanding.
The information furnished with this Item 8.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Bandwidth Inc. press release, dated May 7, 2024
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANDWIDTH INC.

Date: May 7, 2024	By:	/s/ Daryl E. Raiford
	Name:	Daryl E. Raiford
	Title:	Chief Financial Officer